Exhibit (14)

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Financial Highlights” and “Financial Statements” in the Proxy Statement/Prospectus and “Information Incorporated by Reference” in the Statement of Additional Information and to the incorporation by reference to our report dated January 28, 2011, with respect to the financial statements and financial highlights of Helios Total Return Fund, Inc. and Helios Strategic Mortgage Income Fund, Inc. in this Registration Statement under the Securities Act of 1933 (Form N-14), filed with the Securities and Exchange Commission.

BBD, LLP

Philadelphia, Pennsylvania

November 22, 2011